Exhibit 10.50

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into this 20th day of April, 2007, by and between Community Bank of Tri-County, with its principal place of business at 3035 Leonardtown Road, Waldorf, Maryland 20601 (the “Bank”), James DiMisa (the “Employee”), and Tri-County Financial Corporation (the “Company”), solely as guarantor of the Bank’s obligations hereunder, and is effective as of the date hereof (the “Effective Date”).

WHEREAS, the parties desire by this writing to set forth the continuing employment relationship between the Bank and the Employee.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Bank and the Employee hereby agree as follows:

1.           EMPLOYMENT. The Employee shall serve the Bank as Executive Vice President. In such position, the Employee shall have the duties, responsibilities, functions and authority determined and designated from time to time by the Board of Directors (the “Board”) and the Chief Executive Officer. The Employee shall render such administrative and management services to the Bank and its affiliates as are customarily performed by persons in a similar executive capacity.

2.           EFFECTIVE DATE AND TERM. The Bank agrees to employ the Employee for an initial period of one (1) year, beginning on the Effective Date and ending on the day before the first (1st) anniversary of the Effective Date, and during the period of any additional extensions described below (the “Term of Employment”). The parties intend that, at any point in time during the Employee’s employment hereunder, the then-remaining Term of Employment shall be one (1) year. On the day after the Effective Date and on each day thereafter, the Term of Employment shall extend by one day, so that, on any date, the term of Employment will expire on the day before the first (1st) anniversary of such date. These extensions shall continue unless (a) the Bank notifies the Employee that it has elected to discontinue the extensions; (b) the Employee notifies the Bank of his election to discontinue the extensions; or (c) the Employee’s employment with the Bank is terminated, whether by resignation, discharge or otherwise. On the earlier of (i) the date on which such notice is given; or (ii) the effective date of a termination of Employee’s Employment with the Bank, the Term of Employment will convert to a fixed period of one (1) year ending on the day before the first (1st) anniversary of such date (provided, however, that subject to any rights of the Employee under this Agreement, the Term of Employment shall terminate on such earlier date as may be specifically provided in this Agreement in the event of the Employee’s death, voluntary termination, Disability or termination for Cause). The last day of the Agreement term, as extended in accordance with this Section 2, is referred to in this Agreement as the “Expiration Date.”

3.           COMPENSATION AND BENEFITS.

3.1           BASE SALARY. During the Term of Employment, the Bank agrees to pay the Employee base salary at the rate of $125,000 per annum, subject to increase from time to time in accordance with the usual practices of the Bank with respect to its review of compensation for senior executives. Any increase in the Employee’s base salary shall become the “base salary” for purposes of this Agreement. The Employee’s base salary shall be payable in periodic installments in accordance with the Bank’s usual practice.

3.2           EMPLOYEE BENEFITS. The Employee shall also be entitled to participate in any and all employee benefit plans, medical insurance plans, disability income plans, retirement plans, bonus incentive plans and other benefit plans from time to time in effect for senior executives of the Bank. Such participation shall be subject to (a) the terms of the applicable plan documents, (b) generally applicable policies of the Bank and (c) the discretion of the Board or any administrative or other committee provided for in, or contemplated by, such plans.

3.3           INCENTIVE COMPENSATION. The Employee shall be eligible to participate in any incentive compensation or bonus programs sponsored by the Bank on such terms as the Board may establish for the Employee’s participation.

3.4           BUSINESS EXPENSES. The Bank shall pay, or reimburse, the Employee for reasonable travel and other business expenses incurred by the Employee in the performance of the Employee’s duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Bank.

3.5           LEAVE. The Employee shall be entitled to leave (vacation, sick and personal) in accordance with the Bank’s standard policies for senior executives. Further, the Board, in its discretion, may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board, in its discretion, may determine.

3.6           OTHER EMPLOYEE BENEFITS. The Employee shall be entitled to participate in any compensatory plans, arrangements or programs the Bank makes available to its senior executive officers, including, but not limited to, stock compensation programs, supplemental retirement arrangements, or executive health or life insurance programs, subject to, and on a basis consistent with, the terms and conditions of such plans, arrangements or programs.

3.7           GENERAL. The Employee’s participation in any plans, arrangements or programs currently in effect or made available in the future shall not be deemed to be in lieu of other compensation to which the Employee is entitled as described under this Agreement.

4.           EXTENT OF SERVICE. During the Term of Employment, the Employee shall devote his full time, best efforts and business judgment, skills and knowledge to the advancement of the Bank’s interests and to the discharge of his responsibilities under this Agreement; provided, however, that the Employee may:

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(a)           invest personal assets in such form or manner as shall not require any material services on the Employee’s part in the operations or affairs of the entities in which such investments are made, provided that the Employee may not own any interest in an entity that competes with the Bank or any affiliate (other than up to 4.9% of the outstanding voting stock of such entity that is a publicly-traded entity); or

(b)           serve on the board of directors of any company not in competition with the Bank or any affiliate, provided that the Employee shall not render any material services with respect to the operations or affairs of any such company; or

(c)           engage in religious, charitable or other community or non-profit activities which do not impair the Employee’s ability to fulfill his duties and responsibilities under this Agreement.

5.           DEATH. In the event of the Employee’s death during the Term of Employment, the Employee’s employment (and the Term of Employment) shall terminate on the date of death. The Bank shall pay to the Employee’s beneficiary, or estate, (a) any compensation due the Employee through the last day of the calendar month in which death occurred, plus (b) any other compensation or benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank in which the Employee participated as of the date of death.

6.	DISCHARGE FOR CAUSE.

6.1           NOTICE AND DETERMINATION OF CAUSE. The Bank may terminate the Employee’s employment at any time during the Term of Employment for Cause, as defined below. Such termination shall be deemed to have occurred for Cause only if:

(a)           The Board, by a separate affirmative vote of at least three-fourths (3/4) of the entire membership, determines that the Employee has: (i) engaged in acts of personal dishonesty which have resulted in loss to the Bank or one of its affiliates; (ii) intentionally failed to perform stated duties; (iii) committed a willful violation of any law, rule, regulation (other than traffic violations or similar offenses); (iv) become subject to the entry of a final cease and desist order which results in substantial loss to the Bank or one of its affiliates; (v) been convicted of a crime or act involving moral turpitude; (vi) willfully breached the Bank’s or the Company’s code of conduct and business ethics; (vii) been disqualified or barred by any governmental or self-regulatory authority from serving in the Employee’s then-current employment capacity or (viii) willfully attempted to obstruct or failed to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity. No act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Bank. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board of Directors, or upon the advice of legal counsel for the Bank, shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Bank and its affiliates; and

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(b)           At least ten (10) days prior to the vote contemplated by Section 6.1(a), the Bank has provided the Employee with notice of its intent to discharge the Employee for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (a “Notice of Intent to Discharge”); and

(c)           After giving the Employee Notice of Intent to Discharge and before taking the vote contemplated by Section 6.1(a), the Employee is afforded a reasonable opportunity to make both written and oral presentations before the Board for the purpose of refuting the alleged grounds for Cause for discharge; and

(d)           After the vote contemplated by Section 6.1(a), the Bank has furnished to the Employee a notice of termination which specifies the effective date of the Employee’s termination of employment (which shall not be earlier than the date on which such notice is deemed given), and include a copy of a resolution or resolutions adopted by the Board of Directors authorizing the termination of the Employee for Cause and stating with particularity the facts and circumstances found to constitute Cause for discharge (the “Final Discharge Notice”).

6.2           SUSPENSION; FINAL DISCHARGE. Following the provision of Notice of Intent to Discharge, the Bank may temporarily suspend the Employee’s duties and authority and, in such event, may also suspend the payment of salary and other cash compensation (but not participation in retirement, insurance and other employee benefit plans). If the Employee is discharged for Cause, all payments withheld during the suspension period shall be deemed forfeited and shall not be payable to the Employee. If the Bank does not give a Final Discharge Notice to the Employee within one hundred and twenty (120) days after giving him Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Employee for Cause shall require the Bank to give the Employee a new Notice of Intent to Discharge.

6.3           EFFECT OF TERMINATION FOR CAUSE. In the event of termination pursuant to this Section 6, the Term of Employment shall terminate and the Bank shall pay to the Employee an amount equal to the sum of (a) base salary or other compensation earned through the date of termination, plus (b) any other compensation or vested benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank. All other obligations of the Bank shall terminate as of the date of termination.

7.           DISABILITY. The Bank may terminate the Employee’s employment (and the Term of Employment) after having established the Employee’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs the Employee’s ability to substantially perform his duties under this Agreement and results in the Employee becoming eligible for long-term disability benefits under the Bank’s long-term disability plan (or, if the Bank has no such plan in effect, that impairs the Employee’s ability to substantially perform his full-time duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Employee shall be entitled to the compensation and benefits provided for under this Agreement for (a) any period during the Term of Employment and prior to the establishment of the Employee’s Disability during which the Employee is unable to work due to physical or mental infirmity, or (b) any period of Disability which is prior to the Employee’s termination of employment pursuant to this Section 7.

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8.           TERMINATION WITHOUT CAUSE. The Board may, by written notice to the Employee, immediately terminate his employment at any time for a reason other than Cause, in which event the Employee shall be entitled to receive the termination payment set forth in Section 10.2 of this Agreement, payable in one lump sum within ten (10) days of termination. The Bank shall also continue to provide the Employee with benefit continuation as set forth in Section 10.3 of this Agreement.

9.           VOLUNTARY TERMINATION BY EMPLOYEE. Subject to Section 11 hereof, the Employee may voluntarily terminate employment with the Bank during the term of this Agreement, upon at least 60 days’ prior written notice, in which case the Term of Employment shall end and the Bank shall pay to the Employee an amount equal to the (a) base salary or other compensation earned through the date of termination plus (b) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable benefit plans and programs of the Bank.

10.         CHANGE IN CONTROL.

10.1         DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a)           individuals who, on the date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least half of the Board of Directors of the Company, provided that any person becoming a director subsequent to such time, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board of Directors of the Company (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company shall be deemed to be an Incumbent Director;

(b)           any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) a transaction (other than one described in (c) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (D) does not constitute a Change in Control under this paragraph (b);

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(c)           the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) at least 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Company Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(d)           the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

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10.2         TERMINATION PAYMENT. Notwithstanding any provision herein to the contrary, if the Bank (i) terminates the Employee’s employment pursuant to Section 8 of this Agreement or (ii) terminates the Employee’s employment under this Agreement without the Employee’s prior written consent and for a reason other than Cause, in connection with or within twelve (12) months after a Change in Control, then the Employee shall be paid an unreduced lump sum severance benefit equal to the sum of the following items:

(a)            One (1) times the Employee’s annual base salary (as provided for in Section 3 of this Agreement) at the rate in effect on the date of the Employee’s termination of employment (including any amount contributed by the Bank on the Employee’s behalf pursuant to a salary reduction agreement and which is not included in the Employee’s gross income under Sections 125, 132(f) or 402(e)(3) of the Internal Revenue Code of 1986, as amended); and

(b)            One (1) times the most recent annual incentive compensation payment made to the Employee (as provided for in Section 3 of this Agreement).

The severance benefit payment under this Section 10.2 shall be made to the Employee in one lump sum within ten (10) days of the Employee’s termination of employment.

10.3         BENEFIT CONTINUATION. Employee shall also be entitled to continuation of the medical, dental and life insurance benefits existing on the date of termination at the level in effect, and at the same out-of-pocket premium cost to the Employee, as on the date of termination for a period of twelve (12) months following the Employee’s termination of employment. If the benefits under any benefit plan or program continued pursuant to this Section 10.3 may not be provided because the Employee is no longer an employee of the Bank or an affiliate, the Bank shall pay or provide for coverage on a comparable basis for the Employee and, where applicable, the Employee’s dependents.

10.4         OTHER TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the Employee may voluntarily terminate employment under this Agreement within twelve (12) months following a Change in Control of the Bank or Corporation, and the Employee shall be entitled to receive the payments and benefit continuation described in Sections 10.2 and 10.3 of this Agreement, upon the occurrence of any of the following events, or within ninety (90) days thereafter, which have not been consented to in advance by the Employee in writing: (a) the requirement that the Employee move his primary personal residence, or perform his principal executive functions, more than thirty-five (35) miles from his primary office as of the date of the Change in Control; (b) a material reduction in the Employee’s base salary as in effect on the date of the Change in Control or as the same may be increased from time to time; (c) the failure of the Bank to continue to provide the Employee with compensation and benefits provided for under this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Employee now or hereafter becomes a participant, or the taking of any action by the Bank which would directly or indirectly reduce any such benefits or deprive the Employee of any material fringe benefit provided to him at the time of the Change in Control; (d) the assignment to the Employee of duties and responsibilities materially different from those normally associated with his position as referenced in Section l; (e) a failure to elect or reelect the Employee to the Board if the Employee is serving on the Board on the date of the Change in Control; or (f) a material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank.

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11.         LIMITATION OF BENEFITS UNDER CERTAIN CIRCUMSTANCES. If the payments and benefits provided pursuant to Section 10 of this Agreement, either alone or together with other payments and benefits the Employee has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits pursuant to Section 10 shall be reduced or revised, in the manner determined by the Employee, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 10 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The Bank’s independent public accountants will determine any reduction in the payments and benefits to be made pursuant to Section 10; the Bank will pay for the accountant’s opinion. If the Bank and/or the Employee do not agree with the accountant’s opinion, the Bank will pay to the Employee the maximum amount of payments and benefits pursuant to Section 10, as selected by the Employee, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible to the Bank and subject to the excise tax imposed under Section 4999 of the Code. The Bank may also request, and the Employee has the right to demand that the Bank request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 10 have such tax consequences. The Bank will promptly prepare and file the request for a ruling from the IRS, but in no event will the Bank make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above. The request will be subject to the Employee’s approval prior to filing; the Employee shall not unreasonably withhold such approval. The Bank and the Employee agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Employee may be entitled upon termination of employment other than pursuant to Section 10 hereof, or a reduction in the payments and benefits specified in Section 10, below zero.

12.         NO MITIGATION. In the event of any termination of employment under this Agreement, the Employee shall be under no obligation to seek other employment or to otherwise mitigate damages, and there shall be no offset against any amounts due to the Employee under this Agreement for any reason, including, without limitation, on account of any remuneration attributable to subsequent employment. Any amounts due under this Agreement are in the nature of severance payments or liquidated damages, or both, and are not in the nature of a penalty.

13.         MISCELLANEOUS PROVISIONS.

13.1         CONFLICTING AGREEMENTS. The Employee hereby represents and warrants that the execution of this Agreement and the performance of the Employee’s obligations hereunder will not breach or be in conflict with any other agreement to which the Employee is a party or is bound, and that the Employee is not now subject to any covenants against competition or similar covenants which would affect the performance of the Employee’s obligations under this Agreement.

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13.2         WITHHOLDING. All payments made under this Agreement shall be net of any tax or other amounts required to be withheld under applicable law.

13.3         ARBITRATION. The Bank and the Employee agree that any claim, dispute or controversy arising under or in connection with this Agreement (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Bank’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the County of Charles, Maryland (or at such other location as shall be mutually agreed upon by the parties). The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, excluding a transcript, shall be borne equally by the parties. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the Employee prevails on a claim for which attorney’s fees are recoverable under the Agreement). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Bank or the Employee pursues any claim, dispute or controversy against the other in a legal proceeding, other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorneys’ fees related to such action. Notwithstanding the provisions of this paragraph, either party may seek injunctive relief in a court of competent jurisdiction, whether or not the case is then pending before the panel of arbitrators. Following the court’s determination of the injunction issue, the case shall continue in arbitration as provided herein.

13.4         INDEMNIFICATION FOR ATTORNEYS’ FEES. In the event any dispute or controversy arising under or in connection with the Employee’s termination of employment or this Agreement is resolved in favor of the Employee, whether by judgment, arbitration or settlement, the Employee shall be entitled to the payment of: (i) all legal fees and expenses incurred by the Employee in resolving such dispute or controversy, and (ii) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Employee under this Agreement.

13.5         ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC.

(a)           This Agreement is personal to the Employee and shall not be assignable by the Employee without the prior written consent of the Bank, other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and permitted assigns.

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(c)           The Bank may not assign this Agreement or any interest herein without the prior written consent of the Employee and, without such consent, any attempted transfer or assignment shall be null and void and of no effect; provided, however, that the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Bank would have been required to perform it if no such succession had taken place. As used in this Agreement, “the Bank” shall mean both the Bank and the Company, as defined above, and any successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

13.6         ENFORCEABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.7         REDUCTIONS; REGULATORY REQUIREMENTS. Notwithstanding anything to the contrary contained in this Agreement, any and all payments and benefits to be provided to the Employee under this Agreement are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Bank and its affiliates. The Employee is aware and acknowledges that the Federal Deposit Insurance Corporation has the power to preclude the Bank or its affiliates from making payments to the Employee under this Agreement under certain circumstances. The Employee agrees that neither the Bank nor its affiliates shall be deemed to be in breach of this Agreement if it is precluded from making a payment otherwise payable hereunder by reason of regulatory requirements binding on the Bank or its affiliates, as the case may be.

13.8         WAIVER. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.9         NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, and addressed to the Employee at the Employee’s last known address on the books of the Bank or, in the case of the Bank, at its main office, attention of the Chief Executive Officer of the Board of Directors.

13.10       AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Employee and a duly authorized representative of the Bank.

13.11      NO EFFECT ON LENGTH OF SERVICE. Nothing in this Agreement shall be deemed to prohibit the Bank from terminating the Employee’s employment before the end of the Term of Employment with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Bank and the Employee in the event of any such termination. In addition, nothing in this Agreement shall require the termination of the Employee’s employment at the expiration of the Term of Employment. Any continuation of the Employee’s employment beyond the expiration of the Term of Employment shall be on an “at-will” basis, unless the parties agree otherwise.

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13.12      SOURCE OF PAYMENTS. The Bank shall make in a timely manner all payments provided for under this Agreement in cash or check from its general funds. The Company, however, unconditionally guarantees payment and the provision of all amounts and benefits due to the Employee under this Agreement. If the Bank does not timely pay or provide such amounts and benefits, the Company shall pay or provide such amounts and benefits.

13.13       ENTIRE AGREEMENT; EFFECT ON PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written.

13.14       COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures.

13.15       GOVERNING LAW. This is a Maryland contract and shall be construed under and be governed in all respects by the laws of the State of Maryland, without giving effect to its conflicts of law principles.

14.         EFFECT OF CODE SECTION 409A. Notwithstanding anything in this Agreement to the contrary, if the Bank in good faith determines, as of the effective date of the Employee’s termination of employment, that amounts payable to the Employee hereunder, are required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Bank will so advise the Employee, and any such payments shall be suspended and accrued for six months, whereupon they shall be paid to the Employee in a lump sum (together with interest thereon at the then-prevailing prime rate). The Employee agrees that the Bank shall be deemed to be in breach of this Agreement if it delays making a payment otherwise payable hereunder by reason of Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above the written.

ATTEST:	COMMUNITY BANK OF TRI-COUNTY

/s/ Diane Deskins	/s/ Michael L. Middleton
Michael L. Middleton
President

ATTEST:	TRI-COUNTY FINANCIAL CORPORATION (As Guarantor)

/s/ Diane Deskins	/s/ Michael L. Middleton
Michael L. Middleton
President

WITNESS:	EMPLOYEE:

/s/ Diane Deskins	/s/ James DiMisa
James DiMisa

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Amendment

to the

Employment Agreement

This Amendment to the Employment Agreement is entered into as of November 24, 2008, by and between Community Bank of Tri-County (the “Bank”) and Tri-County Financial Corporation (as guarantor) and James DiMisa (the “Employee”).

WHEREAS, the Employee is currently employed as an Executive Vice President of the Bank;

WHEREAS, the Employee and the Bank previously entered into an Employment Agreement dated [date] (the “Employment Agreement”); and

WHEREAS, the parties to the Employment Agreement desire to amend the Employment Agreement to increase the severance benefit payable pursuant to the terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.           Section 10.2 is deleted in its entirety and replaced with the following new Section 10.2 to read as follows:

10.2        TERMINATION PAYMENT. Notwithstanding any provision herein to the contrary, if the Bank (i) terminates the Employee’s employment pursuant to Section 8 of this Agreement or (ii) terminates the Employee’s employment under this Agreement without the Employee’s prior written consent and for a reason other than Cause, in connection with or within twelve (12) months after a Change in Control, then the Employee shall be paid an unreduced lump sum severance benefit equal to the sum of the following items:

(a)           Two (2) times the Employee’s annual base salary (as provided for in Section 3 of this Agreement) at the rate in effect on the date of the Employee’s termination of employment (including any amount contributed by the Bank on the Employee’s behalf pursuant to a salary reduction agreement and which is not included in the Employee’s gross income under Sections 125, 132(f) or 402(e)(3) of the Internal Revenue Code of 1986, as amended); and

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(b)           Two (2) times the most recent annual incentive compensation payment made to the Employee (as provided for in Section 3 of this Agreement).

The severance benefit payment under this Section 10.2 shall be made to the Employee in one lump sum within ten (10) days of the Employee’s termination of employment.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment to the Employment Agreement, or have caused this Amendment to the Employment Agreement to be duly executed and delivered in their name and on their behalf, as of the day and year first above written.

COMMUNITY BANK TRI-COUNTY

By:	/s/ Michael L. Middleton

Title:	President

TRI-COUNTY FINANCIAL CORPORATION

By:	/s/ Michael L. Middleton

Title:	President

EMPLOYEE

/s/ James F. Di Misa
James DiMisa

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Second Amendment
Employment Agreement

THIS AMENDMENT, made and entered into as of the 23rd day of April, 2013, by and between Community Bank of Tri-County (the "Bank"), James DiMisa (the "Employee") and Tri-County Financial Corporation (the "Company"), solely as guarantor of the Bank's obligations under the employment agreement entered into by the parties.

WHEREAS, the Employee, the Bank and the Company entered into an amended and restated employment agreement, dated as of April 20, 2007, (the "Agreement"); and

WHEREAS, the Employee, the Bank and the Company desire to amend the Agreement to make certain changes to the potential severance obligations under the Agreement and to reflect certain other changes; and

WHEREAS, Section 13.1 0 of the Agreement provides that the parties may amend the Agreement by a written instrument.

ACCORDINGLY, the Agreement is hereby amended, effective as of the date first set forth above as follows:

First Change

Section 2 of the Agreement is deleted in its entirety and replaced with the following new Section 2:

"2.  EFFECTIVE DATE AND TERM. The Bank agrees to employ the Employee for an initial period of three (3) years, beginning on the Effective Date and ending on the day before the third (3rd) anniversary of the Effective Date, and during the period of any additional extensions described below (the "Term of Employment"). The parties intend that, at any point in time during the Employee's employment hereunder, the then-remaining Term of Employment shall be three (3) years. On the day after the Effective Date and on each day thereafter, the Term of Employment shall extend by one day, so that, on any date, the term of Employment will expire on the day before the third (3rd) anniversary of such date. These extensions shall continue unless (a) the Bank notifies the Employee that it has elected to discontinue the extensions; (b) the Employee notifies the Bank of the employee's election to discontinue the extensions; or (c) the Employee's employment with the Bank is terminated, whether by resignation, discharge or otherwise. On the earlier of (i) the date on which such notice is given; or (ii) the effective date of a termination of Employee's Employment with the Bank, the Term of Employment will convert to a fixed period of three (3) years ending on the day before the third (3rd) anniversary of such date (provided, however, that subject to any rights of the Employee under this Agreement, the Term of Employment shall terminate on such earlier date as may be specifically provided in this Agreement in the event of the Employee's death, voluntary termination, Disability or termination for Cause). The last day of the Agreement term, as extended in accordance with this Section 2, is referred to in this Agreement as the 'Expiration Date."'

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Second Change

Section 10.3 of the Agreement is deleted in its entirety and replaced with the following new Section 10.3:

"10.3 BENEFIT CONTINUATION. Employee shall also be entitled to continuation of the medical, dental and life insurance benefits existing on the date of termination at the level in effect, and at the same out-of-pocket premium cost to the Employee, as on the date of termination for a period of thirty-six (36) months following the Employee's termination of employment. If the benefits under any benefit plan or program continued pursuant to this Section 10.3 may not be provided because the Employee is no longer an employee of the Bank or an affiliate, the Bank shall pay or provide for coverage on a comparable basis for the Employee and, where applicable, the Employee's dependents."

Third Change

Section 11 of the Agreement amended by deleting the first three sentences thereof and replacing them with the following new language:

"If the payments and benefits provided pursuant to Section 10 of this Agreement, either alone or together with other payments and benefits the Employee has the right to receive from the Bank, would constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the payments and benefits pursuant to Section 10 shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 10 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If such a reduction is necessary and none of the payments or benefits constitutes a "deferral of compensation" within the meaning of and subject to Section 409A of the Code, then the reduction shall occur in a manner the Employee elects in writing prior to the date of payment. If the payments or benefits constitute a deferral of compensation or if the Employee fails to make an election pursuant to the preceding sentence, then the payments and/or benefits to be reduced will be determined in a manner which has the least economic cost to the Employee. The Bank's independent public accountants will determine any reduction in the payments and benefits to be made pursuant to Section 10; the Bank will pay for the accountant's opinion. If the Bank and/or the Employee do not agree with the accountant's opinion, the Bank will pay to the Employee the maximum amount of payments and benefits pursuant to Section 10 (as selected by the Employee if the payments and benefits do not constitute a deferral of compensation) that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible to the Bank and subject to the excise tax imposed under Section 4999 of the Code."

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IN WITNESS WHEREOF, the parties hereto each acknowledge that each has carefully read this amendment to the Agreement and executed the original on the date indicated.

COMMUNITY BANK OF TRI-COUNTY

/s/Christy Lombardi	/s/ William Pasenelli
Witness	For the Bank

4/23/13
Date

TRI-COUNTY FINANCIAL CORPORATION

/s/Christy Lombardi	/s/ William Pasenelli
Witness	For the Company

4/23/13
Date
EMPLOYEE

/s/Christy Lombardi	/s/ James DiMisa
Witness	For the Bank

4/23/13

Date

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